Exhibit 99.1

Briggs & Stratton Corporation Announces Adoption of New Rule 10b5-1 Plan By Executive Officer

Milwaukee, WI - April 29, 2016/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation (the “Company”) today announced that William H. Reitman, Senior Vice President and President - Global Service, adopted an individual stock trading plan on April 27, 2016, in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Mr. Reitman informed the Company that he intends to sell up to 19,300 shares of Company common stock that would be issued as a result of the exercise of stock options that will expire in August 2017. The purpose of the plan is to provide Mr. Reitman with the ability to exercise his options and sell the underlying Company common stock in an orderly manner and avoid concerns about the timing of the transactions.

The amount that Mr. Reitman may realize from the exercise of any options will be the number of options exercised multiplied by the amount by which the net selling price(s) of the Company’s stock on the date(s) the stock options are exercised exceeds the exercise price of the stock options.

Other Company executives may from time to time adopt Rule 10b5-1 plans.

Mark A. Schwertfeger
Senior Vice President and
Chief Financial Officer

/CONTACT: Mark A. Schwertfeger, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/